SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)

                            Factory 2-U Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    303072102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 25, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 303072102

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Litespeed Management LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     926,600

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     926,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     926,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.17%

12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 303072102

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Litespeed Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     926,600

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     926,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     926,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.17%

12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 303072102

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jamie Zimmerman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     926,600

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     926,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     926,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.17%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 303072102

Item 1(a). Name of Issuer:

                            Factory 2-U Stores, Inc.
--------------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

                   4000 Ruffin Road, San Diego, CA 92123-1866
--------------------------------------------------------------------------------

Item 2(a). Name of Person Filing:

     Litespeed Management LLC, Litespeed Master Fund, Ltd., Jamie Zimmerman
--------------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:

                            Litespeed Management, LLC
                           237 Park Avenue, Suite 899
                            New York, New York 10017

                           Litespeed Master Fund, Ltd.
                  c/o BNY Alternative Investment Services Ltd.
                         18 Church Street, Skandia House
                                 Hamilton HM 11
                                     Bermuda

                                 Jamie Zimmerman
                           237 Park Avenue, Suite 800
                            New York, New York 10017
--------------------------------------------------------------------------------

Item 2(c). Citizenship:

        Delaware limited liability company, Cayman Islands corporation,
                            United States of America
--------------------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

                     Common Stock, par value $0.01 per share

--------------------------------------------------------------------------------

Item 2(e). CUSIP Number:

                                    303072102
--------------------------------------------------------------------------------

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                       Litespeed Management, LLC - 926,600
                      Litespeed Master Fund, Ltd. - 926,600
                            Jamie Zimmerman - 926,600
--------------------------------------------------------------------------------

     (b)  Percent of class:

                        Litespeed Management, LLC - 5.17%
                       Litespeed Master Fund, Ltd. - 5.17%
                             Jamie Zimmerman - 5.17%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

                            Litespeed Management, LLC
                            -------------------------

            (i)   Sole power to vote or to direct the vote        0
                                                              -----------------,

            (ii)  Shared power to vote or to direct the vote      926,600
                                                              -----------------,

            (iii) Sole power to dispose or to direct the          0
                  disposition of                              -----------------,

            (iv)  Shared power to dispose or to direct the        926,600
                  disposition of                              -----------------.

                          Litespeed Master Fund, Ltd.
                          ---------------------------

            (i)   Sole power to vote or to direct the vote        0
                                                              -----------------,

            (ii)  Shared power to vote or to direct the vote      926,600
                                                              -----------------,

            (iii) Sole power to dispose or to direct the          0
                  disposition of                              -----------------,

            (iv)  Shared power to dispose or to direct the        926,600
                  disposition of                              -----------------.

                                 Jamie Zimmerman
                                 ---------------

            (i)   Sole power to vote or to direct the vote        0
                                                              -----------------,

            (ii)  Shared power to vote or to direct the vote      926,600
                                                              -----------------,

            (iii) Sole power to dispose or to direct the          0
                  disposition of                              -----------------,

            (iv)  Shared power to dispose or to direct the        926,600
                  disposition of                              -----------------.

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Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                       N/A
--------------------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                       N/A
-------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                       N/A
--------------------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                       N/A
--------------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                       N/A
-------------------------------------------------------------------------------

Item 10. Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 9, 2004

                                        Litespeed Management, LLC*

                                        By: /s/ Jamie Zimmerman
                                        -----------------------------
                                        Jamie Zimmerman
                                        Managing Member


                                        Litespeed Master Fund, Ltd.*

                                        By: Litespeed Management, LLC

                                        By: /s/ Jamie Zimmerman
                                        -----------------------------
                                        Jamie Zimmerman
                                        Managing Member


                                        /s/ Jamie Zimmerman*
                                        -----------------------------
                                        Jamie Zimmerman

* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated June 9, 2004 relating to the Common Stock, par value $0.01 per share of Factory 2-U Stores, Inc., shall be filed on behalf of the undersigned.

                                        Litespeed Management, LLC

                                        By: /s/ Jamie Zimmerman
                                        -----------------------------
                                        Jamie Zimmerman
                                        Managing Member


                                        Litespeed Master Fund, Ltd.

                                        By: Litespeed Management, LLC

                                        By: /s/ Jamie Zimmerman
                                        -----------------------------
                                        Jamie Zimmerman
                                        Managing Member


                                        /s/ Jamie Zimmerman
                                        -----------------------------
                                        Jamie Zimmerman

03371.0001 #491967